Exhibit 16.1

Sadler, Gibb & Associates
291 South 200 West
Farmington, UT 84025
Phone: (206) 407-5738  Fax: (801) 660-2230
kgibb@sadlergibb.com

June 30, 2011

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Dear Ladies and Gentlemen:

I am the former independent registered public accounting firm for Tanke Biosciences Corporation (the “Company”). I have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K/A dated June 30, 2011 (the “Current Report”) and am in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Sadler, Gibb & Associates
Sadler, Gibb & Associates